For more information:
Ron Barden
Intersections Inc.
703.488.6810
IR@intersections.com
Intersections Inc. Reports First Quarter 2017 Results

•	Largest independent provider of Identity Theft Monitoring products and services to consumers in the U.S. and Canada
•	Strategic refocus solely on identity and privacy protection services in 2017
•	$20 million debt refinancing completed in April 2017
•	Sale of Captira completed and definitive agreement to sell Habits at Work signed in first quarter 2017
•	Business update call to be held on May 15, 2017 at 4:30 pm EDT
CHANTILLY, VA – May 11, 2017 – Intersections Inc. (NASDAQ: INTX) today announced financial results for the quarter ended March 31, 2017.
"We have made very good progress on a number of fronts during this quarter.  We managed to significantly advance the exit of all businesses which are not aligned to our core business of providing identity and privacy protection products and services to discerning consumers in the U.S. and Canada," said Johan Roets, Chief Executive Officer.  "We also refinanced our term loan with PEAK6 Investments, L.P., on more favorable terms than our prior term loan.  Additionally, PEAK6 purchased a warrant to purchase 1,500,000 shares of our common stock, immediately exercisable at $5 per share, over 5 years. We have had important wins in our partner sales strategy (business-to-business-to-consumer) and have contracted with a very substantial U.S.-based global company to distribute our products and services to their subscriber base, starting in the third quarter of 2017.
"Additionally," continued Mr. Roets, "we are in final contract negotiations with two important distribution partners in Canada, with whom we expect to launch marketing to their consumer bases as early as the beginning of the third quarter of 2017. We have a healthy business development pipeline with a substantial number of partner and other distribution prospects.  Our new Identity Guard(R) with Watson(TM) product is expected to be launched at the end of the summer and will be the first identity theft monitoring product that uses artificial intelligence and machine learning to help our subscribers and their families comprehensively protect themselves against the misuse of their personal information.  Our partnership with IBM is growing and they are very excited about our application of their IBM Watson technology to fight identity theft.  We aim to have our revenue from new subscribers exceed that of our run-off base by the end of 2017 – another key milestone for us to demonstrate our renewed success."
Consolidated revenue for the quarter ended March 31, 2017 was $40.4 million, compared to $45.6 million for the quarter ended March 31, 2016. Loss before income taxes for the quarter ended March 31, 2017 was $(4.8) million, compared to $(4.3) million for the quarter ended March 31, 2016. Consolidated adjusted EBITDA (loss) before share related compensation and non-cash impairment charges ("Adjusted EBITDA") for the quarter ended March 31, 2017 was $(1.6) million, compared to $(1.0) million for the quarter ended March 31, 2016. Diluted loss per share for the quarter ended March 31, 2017 was $(0.20), compared to $(0.19) for the quarter ended March 31, 2016.
The Company's strategic focus is on identity and privacy protection services for consumers.  In December, the Company began a process to monetize the intellectual property of its Pet Health Monitoring business ("Voyce") through a strategic partnership or other transaction rather than pursuing revenue through commercial operations.  Effective January 31, 2017, the Company sold its Bail Bonds Industry Solutions business ("Captira") and on March 31, 2017, the Company signed a definitive agreement to sell its Habits at Work insurance consulting business ("Habits at Work"). Consolidated Adjusted EBITDA for the quarter ended March 31, 2017 included approximately $1.4 million of costs consisting primarily of severance associated with the sale of Habits at Work business and headcount adjustments in the Core Business, and the $598 thousand loss before income taxes ($669 thousand Adjusted EBITDA loss) associated with the wind-down of the Voyce business.
As of March 31, 2017, the Company had a cash balance of $5.2 million, and an outstanding principal balance of $13.4 million under its term loan with Crystal Financial SPV LLC ("Prior Credit Agreement"). As previously announced, on April 20, 2017, the Company refinanced its senior secured indebtedness under the Prior Credit Agreement with a new $20 million term loan facility (which was fully funded at closing) with PEAK6 Investments, L.P. ("New Credit Agreement"). The New Credit Agreement provided the Company with approximately $6.1 million of net cash proceeds to use to accelerate both subscriber acquisition and product development, and also extends the maturity date, reduces and defers mandatory quarterly principal payments, and carries a lower interest rate compared to the Prior Credit Agreement. In connection with the new credit agreement, PEAK6 purchased, for $1.5 million in cash, a warrant to purchase 1.5 million shares of the Company's common stock at an exercise price of $5.00 per share.  The warrant is immediately exercisable and has a five-year term.  The Company used the proceeds from the sale of the warrant to repurchase 419,498 shares of the Company's common stock from PEAK6 Capital Management, LLC, at a price of $3.60 per share.  The repurchase was made pursuant to the Company's previously announced share repurchase program; however, the Company is prohibited from repurchasing additional shares of common stock under the new credit agreement. For additional information, Please see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" in our most recent Form 10-Q.

First Quarter Results:
•
Revenue from the Company's Identity Guard(R) subscriber base was $13.3 million for the quarter ended March 31, 2017, compared to $14.1 million for the quarter ended March 31, 2016.  The Identity Guard(R) subscriber base was 367 thousand subscribers as of March 31, 2017, compared to 398 thousand subscribers as of March 31, 2016.  These decreases were primarily the result of decreases in subscribers acquired through a former partner that is no longer marketing the Company's products and to a lesser extent, the trailing impact of lower marketing spending and related subscriber acquisitions in 2016 compared to the prior year.

•
Revenue from the Company's U.S. financial institution clients was $21.9 million for the quarter ended March 31, 2017 with a base of 682 thousand subscribers as of March 31, 2017. The subscriber base decreased by 1.1% per month during the first quarter, which the Company believes is representative of normal attrition given the discontinuation of marketing and retention efforts for this population.

•
Core Business (the aggregate of all businesses of Intersections Inc. except for Voyce) income (loss) before income taxes for the quarter ended March 31, 2017 was $(4.2) million, compared to $870 thousand for the quarter ended March 31, 2016.

•
Core Business Adjusted EBITDA (loss) for the quarter ended March 31, 2017 was $(932) thousand, compared to $3.7 million for the quarter ended March 31, 2016.  Core Business Adjusted EBITDA for the quarter ended March 31, 2017 was negatively impacted compared to the prior year by $1.8 million related to lower revenue, $1.4 million related to severance charges and other costs associated with the agreement to sell Habits at Work, and approximately $1.4 million related to new product development and new business development costs.

•
Voyce loss before income taxes for the quarter ended March 31, 2017 was $(598) thousand, compared to $(5.1) million for the quarter ended March 31, 2016. Voyce Adjusted EBITDA (loss) for the quarter ended March 31, 2017 was $(669) thousand, compared to $(4.7) million for the quarter ended March 31, 2016.  The Voyce results include the costs associated with winding down its primary business operations in the first quarter and continuing efforts to monetize its remaining assets.

First Quarter 2017 Business Update Conference Call:
The Company previously announced that it will hold a conference call to provide a first quarter 2017 business update on Monday, May 15, 2017 at 4:30 p.m. Eastern Time.
You may access the live webcast on the Investor's page at Intersections Inc.'s website www.intersections.com.
You can also access the call by dialing the toll free numbers below. If you wish to participate in the Q&A session, you must dial in.
WHAT:	Intersections Inc. First Quarter 2017 Conference Call
WHEN:	May 15, 2017
4:30 p.m. Eastern Time
HOW:
Dial in: 888-771-4384 or 847-585-4409
International:
For a current list of alternate local and International Freephone telephone numbers, please click here.
Participant Pass code: 7355035#
To pre-register for the conference, please click here.

The replay of the webcast will be available on this website for four business days after the live call. The dial-in for the replay is either 888.843.7419 or 630.652.3042 with the replay access code of 7355035#.
Non-GAAP Financial Measures:
Intersections' Consolidated Financial Statements, "Other Data" and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes can be found in the accompanying tables and footnotes to this release and in the "GAAP and Non-GAAP Measures" link under the "Investor & Media" page on our website at www.intersections.com.
Forward-Looking Statements:
Statements in this release relating to future plans, results, performance, expectations, achievements and the like are considered "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project,'' "plan," "intend," "believe," "may," "should," "can have," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Those forward-looking statements involve known and unknown risks and uncertainties and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the success of our strategic objectives, our ability to generate revenue from our partner sales strategy and business development pipeline with our distribution partners; the impact of shutting down our Pet Health Monitoring segment; the timing and success of new product launches and other growth initiatives, including our new Identity Guard(R) with Watson(TM) product; the continuing impact of the regulatory environment on our business; the continued dependence on a small number of financial institutions for a majority of our revenue and to service our U.S. financial institution customer base; our ability to execute our strategy and previously announced transformation plan; our incurring additional restructuring charges; our incurring additional impairment costs or charges on goodwill and/or assets; our ability to control costs; our ability to maintain sufficient liquidity and produce sufficient cash flow to fund our business, growth strategy and debt service obligations; and our needs for additional capital to grow our business, including our ability to maintain compliance with the covenants under our term loan or seek additional sources of debt and/or equity financing. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed under "Forward-Looking Statements," "Item 1. Business—Government Regulation" and "Item 1A. Risk Factors" in the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and in its recent other filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements unless required by applicable law.
About Intersections:
Intersections Inc. (Nasdaq: INTX) provides innovative, information based solutions that help consumers manage risks and make better informed life decisions. Under its Identity Guard(R) brand and other brands, the Company helps consumers monitor, manage and protect against the risks associated with their identities and personal information. Headquartered in Chantilly, Virginia, the Company was founded in 1996. To learn more, visit www.intersections.com.

INTERSECTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2017	2016
REVENUE	$40,449	45,648
OPERATING EXPENSES:
Marketing	3,465	4,565
Commission	9,748	11,221
Cost of revenue	13,003	14,798
General and administrative	16,994	17,146
Loss on disposition of Captira Analytical	130	—
Impairment of intangibles and other assets	16	—
Depreciation	1,300	1,657
Amortization	47	192
Total operating expenses	44,703	49,579
LOSS FROM OPERATIONS	(4,254)	(3,931)
Interest expense, net	(592)	(242)
Other income (expense), net	34	(86)
LOSS BEFORE INCOME TAXES	(4,812)	(4,259)
Income tax benefit (expense)	10	(7)
NET LOSS	$(4,802)	$(4,266)
Net loss per common share—basic and diluted	$(0.20)	$(0.19)
Weighted average common shares outstanding—basic and diluted	23,675	22,887

INTERSECTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)
(unaudited)

	March 31, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,230	$10,857
Accounts receivable, net of allowance for doubtful accounts of $9 (2017) and $15 (2016)	7,953	7,972
Prepaid expenses and other current assets	3,659	3,864
Inventory	250	250
Income tax receivable	2,665	3,314
Deferred subscription solicitation and commission costs	5,974	5,050
Assets held for sale	—	104
Total current assets	25,731	31,411
PROPERTY AND EQUIPMENT, net	10,453	10,611
GOODWILL	9,763	9,763
INTANGIBLE ASSETS, net	163	210
OTHER ASSETS	1,114	862
TOTAL ASSETS	$47,224	$52,857
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,204	$2,536
Accrued expenses and other current liabilities	9,844	11,068
Accrued payroll and employee benefits	3,460	4,256
Commissions payable	299	316
Current portion of long-term debt, net	3,561	2,146
Capital leases, current portion	450	471
Deferred revenue	7,350	8,295
Liabilities held for sale	—	104
Total current liabilities	29,168	29,192
LONG-TERM DEBT, net	8,833	10,092
OBLIGATIONS UNDER CAPITAL LEASES, less current portion	751	865
OTHER LONG-TERM LIABILITIES	3,352	3,436
DEFERRED TAX LIABILITY, net	1,905	1,905
TOTAL LIABILITIES	44,009	45,490
STOCKHOLDERS' EQUITY:
Common stock at $0.01 par value, shares authorized 50,000; shares issued 27,592 (2017) and 27,303 (2016); shares outstanding 24,014 (2017) and 23,733 (2016)	276	273
Additional paid-in capital	142,927	142,247
Treasury stock, shares at cost; 3,578 (2017) and 3,570 (2016)	(33,855)	(33,822)
Accumulated deficit	(106,133)	(101,331)
TOTAL STOCKHOLDERS' EQUITY	3,215	7,367
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$47,224	$52,857

INTERSECTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Three Months Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,802)	$(4,266)
Adjustments to reconcile net loss to cash flows used in operating activities:
Depreciation and amortization	1,347	1,849
Amortization of debt issuance cost	156	120
Provision for doubtful accounts	(9)	19
Loss on disposal of fixed assets	(4)	—
Share based compensation	1,130	1,155
Amortization of deferred subscription solicitation costs	3,087	3,930
Loss on disposition of Captira Analytical	130	—
Impairment of intangibles and other long-lived assets	86	—
Changes in assets and liabilities:
Accounts receivable	20	(958)
Prepaid expenses, other current assets and other assets	(184)	(750)
Income tax receivable, net	649	825
Deferred subscription solicitation and commission costs	(4,011)	(2,437)
Accounts payable and accrued liabilities	(324)	(1,811)
Commissions payable	(16)	7
Deferred revenue	(945)	1,961
Other long-term liabilities	(83)	(123)
Cash flows used in operating activities	(3,773)	(479)
CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash paid for the disposition of Captira Analytical	(315)	—
Increase in restricted cash	115	(375)
Proceeds from sale of property and equipment	4	—
Acquisition of property and equipment	(1,432)	(1,503)
Cash flows used in investing activities	(1,628)	(1,878)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	—	20,000
Cash paid for debt issuance costs	—	(1,835)
Capital lease payments	(166)	(174)
Withholding tax payment on vesting of restricted stock units	(381)	(156)
Cash flows (used in) provided by financing activities	(547)	17,835
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5,948)	15,478
CASH AND CASH EQUIVALENTS — Beginning of period	10,857	11,471
Cash reclassified to assets held for sale at beginning of period	321	—
CASH AND CASH EQUIVALENTS — End of period	$5,230	$26,949
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES:
Equipment obtained under capital lease, including acquisition costs	$—	$137
Equipment additions accrued but not paid	$164	$141
Withholding tax payments accrued on vesting of restricted stock units and stock option exercises	$100	$73
Shares withheld in lieu of withholding taxes on vesting of restricted stock awards	$—	$83

INTERSECTIONS INC.
OTHER DATA
(in thousands)
(unaudited)

Personal Information Services Segment Revenue
The following tables provide details of our Personal Information Services segment revenue information for the three months ended March 31, 2017 and 2016:
	Three Months Ended March 31,
	2017	2016	2017	2016
	(In thousands)		(Percent of total)
Bank of America	$17,708	$20,476	45.9%	48.2%
All other financial institution clients	4,195	4,859	10.9%	11.5%
Identity Guard(R)	13,286	14,123	34.4%	33.2%
Canadian business lines	3,059	3,021	7.9%	7.1%
Other	362	—	0.9%	0.0%
Total Personal Information Services revenue	$38,610	$42,479	100.0%	100.0%

Personal Information Services Segment Subscribers
The following tables provide details of our Personal Information Services segment subscriber information for the three months ended March 31, 2017 and 2016:

	Financial Institution	Identity Guard(R)	Canadian Business Lines	Total
	(in thousands)
Balance at December 31, 2016	705	380	162	1,247
Additions	1	55	30	86
Cancellations	(24)	(68)	(32)	(124)
Balance at March 31, 2017	682	367	160	1,209

Balance at December 31, 2015	829	363	165	1,357
Reclassification (1)	(11)	11	—	—
Additions	1	81	35	117
Cancellations	(33)	(57)	(36)	(126)
Balance at March 31, 2016	786	398	164	1,348
____________________________
(1)
We periodically refine the criteria used to calculate and report our subscriber data. In the year ended December 31, 2016, we reclassified certain subscribers that receive our breach response services, and the associated revenue, from the Financial Institution category to the Identity Guard(R) category.

INTERSECTIONS INC.
OTHER DATA, continued
(unaudited)

Intersections Inc.
Reconciliation of Non-GAAP Financial Measures

The table below includes financial information prepared in accordance with accounting principles generally accepted in the United States, ("GAAP"), as well as other financial measures referred to as non-GAAP financial measures. Consolidated adjusted EBITDA before share related compensation and non-cash impairment charges ("Adjusted EBITDA") is presented in a manner consistent with the way management evaluates operating results and which management believes is useful to investors and others. Share related compensation includes non-cash share based compensation. An explanation regarding the Company's use of non-GAAP financial measures and a reconciliation of non-GAAP financial measures used by the Company to GAAP measures is provided below. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, net income (loss) and the other information prepared in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies. Management strongly encourages shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Consolidated Adjusted EBITDA represents consolidated loss before income taxes plus: share related compensation; non-cash impairment of goodwill, intangibles and other assets; (gain) loss on disposal of fixed assets; adjustment for surplus and obsolete inventories; depreciation and amortization; and interest (income) expense. We believe that the consolidated Adjusted EBITDA calculation provides useful information to investors because they are indicators of our operating performance, and we use these measures in communications with our board of directors, creditors, investors and others concerning our financial performance. Consolidated Adjusted EBITDA is commonly used as a basis for investors and analysts to evaluate and compare the periodic and future operating performance and value of companies within our industry. Our Board of Directors and management use consolidated Adjusted EBITDA to evaluate the operating performance of the Company. In addition, consolidated Adjusted EBITDA, as defined in our Prior Credit Agreement with Crystal financial LLC and our New Credit Agreement with PEAK6 Investments, L.P., is used to measure covenant compliance.

We provide this information to show the impact of share related compensation on our operating results, as it is excluded from our internal operating and budgeting plans and measurements of financial performance; however, we do consider the dilutive impact to our shareholders when awarding share related compensation and consider both the Black-Scholes value and GAAP value (to the extent applicable) in connection therewith, and value such awards accordingly.

INTERSECTIONS INC.
OTHER DATA, continued
(unaudited)

We do not consider share related compensation charges when we evaluate the performance of our individual business groups or formulate our short and long-term operating plans. Due to its nature, individual managers generally are unable to project the impact of share related compensation and accordingly we do not hold them accountable for the impact of equity award grants. When we consider making share related compensation grants, we primarily take into account the need to attract and retain high quality employees, overall shareholder dilution and the Black-Scholes values of the equity grant to the recipient, rather than the potential accounting charges associated with such grants. For comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes share related compensation in order to better understand the long-term performance of our core business and to compare our results to the results of our peer companies because of varying available valuation methodologies and the variety of award types that companies can use under GAAP. Furthermore, the value of share related compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control. Accordingly, we believe that the presentation of consolidated Adjusted EBITDA when read in conjunction with our reported GAAP results can provide useful supplemental information to our management, to investors and to our lenders regarding financial and business trends relating to our financial condition and results of operations.

Consolidated Adjusted EBITDA has limitations due to the fact it does not include all compensation related expenses. For example, if we only paid cash based compensation as opposed to a portion in share related compensation, the cash compensation expense included in our general and administrative expenses would be higher. We compensate for this limitation by providing information required by GAAP about outstanding share based awards in the footnotes to our financial statements in our SEC filings. We believe equity based compensation is an important element of our compensation program and all forms of share related awards are valued and included as appropriate in our operating results.

The following table reconciles Core Business, Voyce and consolidated income (loss) before income taxes to consolidated Adjusted EBITDA, as defined, for the previous five quarters through March 31, 2017. In managing our business, we analyze our performance quarterly on a consolidated income (loss) before income tax basis.

In the second quarter of 2016, we ceased adding other expense (income) to consolidated loss before income taxes as part of our calculation of Adjusted EBITDA, to be consistent with the definition of Adjusted EBITDA in our Prior Credit Agreement. Prior periods have been recast to reflect the new presentation. For additional information, Please see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" in our most recent Form 10-Q.

INTERSECTIONS INC.
OTHER DATA, continued
 (unaudited)
Core Business, Voyce and consolidated Adjusted EBITDA (in thousands):
	Quarter Ended	2016 Quarter Ended
	March 31, 2017	December 31	September 30	June 30	March 31
Reconciliation from consolidated loss before income taxes to consolidated Adjusted EBITDA:
Core Business (1):
(Loss) income before income taxes	$(4,214)	$190	$(1,857)	$(257)	$870
Non-cash share based compensation	1,130	(38)	2,319	1,446	1,155
Impairment of goodwill, intangibles and other assets	86	1,428	—	—	—
Loss on disposal of fixed assets	—	6	6	256	—
Loss on sale of Captira Analytical	130	—	—	—	—
Depreciation and amortization	1,344	1,320	1,163	1,353	1,426
Interest expense (income), net	592	664	620	840	242
Core Business Adjusted EBITDA	$(932)	$3,570	$2,251	$3,638	$3,693
Voyce Business:
Loss before income taxes	$(598)	$(12,833)	$(6,384)	$(5,050)	$(5,129)
Impairment of goodwill, intangibles and other assets	(70)	7,043	—	—	—
Adjustment for surplus and obsolete inventories	—	—	801	—	—
(Gain) loss on disposal of fixed assets	(4)	91	96	—	—
Depreciation and amortization	3	284	426	443	424
Interest expense (income), net	—	2	1	—	—
Voyce Adjusted EBITDA	$(669)	$(5,413)	$(5,060)	$(4,607)	$(4,705)
Consolidated:
Consolidated loss before income taxes	$(4,812)	$(12,643)	$(8,241)	$(5,307)	$(4,259)
Non-cash share based compensation	1,130	(38)	2,319	1,446	1,155
Impairment of goodwill, intangibles and other assets	16	8,471	—	—	—
Adjustment for surplus and obsolete inventories	—	—	801	—	—
Loss on disposal of fixed assets	(4)	97	102	256	—
Loss on sale of Captira Analytical	130	—	—	—	—
Depreciation and amortization	1,347	1,604	1,589	1,796	1,850
Interest expense (income), net	592	666	621	840	242
Consolidated Adjusted EBITDA	$(1,601)	$(1,843)	$(2,809)	$(969)	$(1,012)
______________________________
(1)	"Core Business" comprises all the business of Intersections Inc. with the exception of its Voyce business.